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                                                                      EXHIBIT 11

                              THE FINOVA GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in Thousands, except per share data)

                                                                    Year Ended December 31,
                                                             -------------------------------------
                                                                1995         1994         1993
                                                             -----------  -----------  -----------
Primary and Fully Diluted:

 Net income                                                  $    97,629  $    74,313  $    37,347

 Preferred dividends                                                                         1,306
                                                             -----------  -----------  -----------
 Net income available to common shareholders                 $    97,629  $    74,313  $    36,041
                                                             ===========  ===========  ===========

Average common shares outstanding before common equivalents   27,452,000   24,998,000   20,090,000

Common equivalent stock options                                  380,000      309,000      242,000
                                                             -----------  -----------  -----------
Average outstanding common and equivalent shares              27,832,000   25,307,000   20,332,000
                                                             ===========  ===========  ===========

Net income per common and equivalent share                   $      3.51  $      2.94  $      1.77
                                                             ===========  ===========  ===========
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